As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-172657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under the Securities Exchange Act of 1934

VIASYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2668620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 South Hanley Road, Suite 400

St. Louis, Missouri 63105

(314) 727-2087

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Weber

Vice President and General Counsel

101 South Hanley Road, Suite 400

St. Louis, Missouri 63105

(314) 746-2205

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian H. Blaney

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, AZ 85016

(602) 445-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATON OF SECURITIES

Viasystems Group, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-3, File No. 333-172657, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2011, as amended by Amendment No. 1 to Form S-3, filed with the SEC on March 29, 2011 (the “Registration Statement”), pertaining to the registration of a primary offering of an unspecified amount of Common Stock, preferred stock, par value $0.01 per share, subscription rights, warrants, depositary shares and purchase contracts, as well as units that include any of the foregoing securities or securities of other entities, with an aggregate initial offering price of up to $150,000,000, and for a secondary offering of 15,562,558 shares of Common Stock.

Effective on May 31, 2015, pursuant to the Agreement and Plan of Merger, dated September 21, 2014, by and among the Company, TTM Technologies, Inc., a Delaware corporation (“Parent”), and Vector Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Amendment to deregister all such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Costa Mesa, State of California, on the 4th day of June, 2015. No other person is requirement to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

VIASYSTEMS GROUP, INC.

By:	/s/ Todd B. Schull
Name:	Todd B. Schull
Title:	Vice President and Treasurer